Exhibit 24

POWER OF ATTORNEY

                Don R. Kornstein, whose signature appears below, hereby constitute and appoints Jerome R. Smith, his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution for him and in his name, place and stead, in any all capacities, to executive on his behalf any and all documents relating to the rules promulgated by the Securities and Exchange Commission (the “Commission”) pursuant to Sections 13 and 16 of the Securities Exchange Act of 1934, including but not limited to Forms 3, 4, and 5 and 13D, and to file the same with the Commission, grating unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.  This Power of Attorney shall expire, unless earlier revoked by Mr. Kornstein, concurrent with his termination as a director of Shuffle Master, Inc.

Date:	July 18, 2003	/s/
Don R. Kornstein